LICENSE TO PURCHASE AGREEMENT

This **LICENSE AND PURCHASE AGREEMENT** (the "Agreement") is made as of the Effective Date by and between Newchip Inc ("Licensor"), and KingsCrowd LLC ("Licensee").

WHEREAS, Licensor owns certain Licensed Intellectual Property (as defined in Exhibit A); and,

WHEREAS, Licensee desires to obtain, and Licensor is willing to grant to Licensee, a license under the Licensed Intellectual Property and a right to purchase the Licensed Intellectual Property on the terms hereinafter set forth.

NOW, THEREFORE, for and in consideration of the foregoing as well as the faithful performance by each party hereto of the obligations and covenants herein contained on their part to be performed, the parties hereto agree as follows:

Section 1. Definitions

In addition to other terms that may be defined elsewhere in the text of this Agreement, the following terms as used in this Agreement shall have the meanings set forth below:

1.1. "Confidential Information" means any and all information disclosed to one party (the "Receiving Party") by the other party (the "Disclosing Party") hereunder, whether communicated in writing, orally, electronically, photographically, or in recorded or any other form, including, but not limited to, all sales and operating information, existing and potential business and marketing plans and strategies, financial information, cost and pricing information, data media, know-how, designs, drawings, specifications, source codes, technical information and reports. For the avoidance of doubt, Confidential Information of Licensor includes, without limitation, Licensed Know-How and any other information disclosed to Licensee hereunder that otherwise relates to the intended or actual use of the Licensed Intellectual Property. The term "Confidential Information" does not include information which (i) becomes generally available to the public other than as a result of disclosure by the Receiving Party in breach of this Agreement; (ii) was available to the Receiving Party on a non-confidential basis as shown in written records prior to Disclosing Party's disclosure to the Receiving Party; (iii) becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party; provided that such source is not bound by a confidentiality agreement with the Disclosing Party or is otherwise prohibited from transferring the information to the Receiving Party by a contractual, legal or fiduciary obligation; or (iv) is independently developed by the Receiving Party without any use of or benefit from the Disclosing Party's Confidential Information and such independent development can be documented by written records.

1.2. "Effective Date" means the following date: 12/2/2019.

1.3. "Licensed Intellectual Property" means all now existing developed source code and software owned and/or used by Licensor (or any of its subsidiaries) to run its Aggregator Mobile Application and Aggregator Desktop Application, including but not limited associated GitHub code repositories, any data and or contents contained, and handover of designated software and embedded SDK logins/etc, and application software accesses required to run the software or that it is hosted on such as Heroku, AWS, or systems as designated, such as analytics (collectively, the "Software"), of which the Licensee shall utilize the re-branding of the Newchip app and software systems to its own logos and branding and put in place "Powered by Newchip" in the description and software disclosures until the termination of the license and full acquisition; all software included is in addition to the encompassed and registered userbase in the database which is held in a separate license from the software per the terms of the agreement below; and finally this includes all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all:

1.3.1. To include: Patent applications and any patents (including but not limited to any continuation, continued prosecution, continuation-in-part, division, reissue, extension, reexamination or substitution) that issue therefrom or otherwise claims priority thereto, and all foreign counterparts that issue therefrom or otherwise claim priority thereto ("Licensed Patent Rights"), and shall include Foreign Patent Rights;

1.3.2. To include: All letters patent claiming priority from or based upon the Licensed Patent Rights and recognized in jurisdictions where the Licensed Patent Rights are not, without further action, recognized, and which provide the protection and benefits to the holder thereof substantially the same as the holder of the Licensed Patent Rights enjoys in the United States ("Foreign Patent Rights"); and,

1.3.3. To include: Any specifications, plans, drawings, recipes, technical information, process

engineering information, sketches, designs, concepts, process sheets, supplier and sourcing information, manufacturing data and procedures, processes, techniques, operations, trade secrets, ingredients, tolerances, formulations, computer software, databases, data collections and the like, and all intellectual property rights pertaining thereto, in each case relating to the Licensed Patent Rights and/or applications of the Licensed Patent Rights ("Licensed Know-How"). Collectively, the Licensed Intellectual Property, the Licensed Patent Rights, the Foreign Patent Rights the Software and the Licensed Know-How are the "Assets."

1.3.4. Due to the length and breadth of the software in place in this license, the parties within 30 days of execution of this agreement will mutually meet to outline all of the software and systems in Exhibit A that are party to the transaction to ensure that long-term there is no conflict over what is party to the agreement and what is not included as this is not an entity acquisition but an asset license to acquisition.

Section 2. The License

2.1. As of the Effective Date, Licensor hereby grants, and Licensee hereby accepts, an exclusive right and license to use and practice the Licensed Intellectual Property (the "License") for the 16 months beginning on December 1, 2019, subject to Licensee paying to Licensor a monthly fee (the "Fee") of approximately 25% of the revenues that Licensee receives, payable on the first of each subsequent month (i.e. the share of January revenue is due February 1st, or the first business day of February).

2.2. When the aggregate of the Fee paid each month reaches a total of $150,000; the Licensee agrees to pay to Licensor an additional fee equal to: 1% of revenue per year after, this will be capped at and or ending once it reaches $1M, or KingsCrowd is acquired in a positive transaction, which would be in addition to 5% of the outstanding membership interest units (the "Units") of the Licensee as of March 31, 2021,

2.2.1. Upon which time, the full ownership of all Licensed Intellectual Property shall transfer to the Licensee, including any Licensed Patent Rights, Foreign Patent Rights and Licensed Know-How.

2.3. In the event the Licensee ceases operation, becomes financially insolvent (either to the terms of this agreement or in its general operations), or seeks to or attempts to liquidate its business, Licensor may revoke the license at its discretion, or renegotiate the License with the Licensee.

2.4. In the event the Licensee does not pay a minimum total of $150,000 to the Licensor by March 31, 2021, Licensor may revoke or renegotiate the License.

2.4.1. If the License is revoked pursuant to Sections 2.2 or 2.3, the Licensor will not receive 5% of the Units of the Licensee, any monies paid until that point will be forfeit, and Licensee will have no further obligations to the Licensor.

2.5. If Licensee pays a total of $150,000 to Licensor before March 31, 2021, plus 5% of its outstanding Units (an "Early Payment"), then full ownership and licenses, as describe in Section 2.1, shall transfer to Licensee on the date of the Early Payment.

2.6. Separate from this agreement and not party to its terms or conditions but included herein and in Exhibit B is a good faith warrant and agreement to participate in the Newchip Accelerator program in exchange for the warrant for $250,000 at a valuation of $5M to be executed alongside this agreement; on the part of the Licensor this good faith warrant will entail advice and mentorship by the Licensor as well as introductions to its network to help ensure the long-term success of the agreement and Licensee.

Section 3. Term

3.1. Unless otherwise terminated pursuant to this Agreement and the terms set forth in it, the term begins on the Effective Date and ends on March 31, 2021.

Section 4. Confidentiality

4.1. Use and Non-Disclosure. The Receiving Party shall hold all of the Disclosing Party's Confidential Information in confidence and use the same degree of care it uses to keep its own similar information confidential, but in no event shall it use less than a reasonable degree of care. The Receiving Party may disclose such Confidential Information only to those of its directors, officers, employees, agents or representatives who actually need such material or knowledge in connection with this Agreement, provided, however, prior to any such disclosure, each party shall inform such persons of the confidential nature of the Disclosing Party's Confidential Information and of their obligation to treat such Confidential Information confidential pursuant to

this Agreement, including their obligation to return such Confidential Information pursuant to Section 7.3 below. Receiving Party represents, warrants, covenants and agrees that it shall not make any use of Disclosing Party's Confidential Information other than in connection with, and as contemplated by, this Agreement. The Receiving Party agrees to be responsible for any breach of the obligations of confidentiality hereunder by its directors, officers, employees, agents or representatives.

4.2. Compelled Disclosure. In the event that the Receiving Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Disclosing Party's Confidential Information, it is agreed that the Receiving Party will provide Disclosing Party with prompt notice of such request(s) so that the Disclosing Party may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the confidentiality provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or the Disclosing Party grants a waiver hereunder, the Receiving Party may furnish that portion (and only that portion) of the Disclosing Party's Confidential Information which the Receiving Party is legally compelled to disclose and will exercise reasonable commercial efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished.

4.3. Return of Confidential Information. Promptly following the earlier of (i) the termination of this Agreement and (ii) the written request of the Disclosing Party, the Receiving Party will deliver to the Disclosing Party all documents or other materials constituting or otherwise containing the Disclosing Party's Confidential Information, together with all copies thereof, including computer disks or other data storage media in the possession of Receiving Party.

Section 4A. Representations and Warranties of Licensor. Licensor hereby represents and warrants to Licensee as follows:

A. Organization. The Licensor is incorporated in the state of Delaware.

B. No Violation. This Agreement and all transactions contemplated hereby will not result in any violation of any of the terms and provisions of any indenture or other agreement to which Licensor is a party or by which Licensor may otherwise be bound, or of any law, rule, license, regulation, judgment, order or decree governing or affecting the operation of the business of Licensor.

C. Authorization. The Licensor has all requisite power and authority (or legal capacity, as the case may be) to enter into this Agreement and the other agreements, instruments, documents and certificates (collectively, the "Related Documents") to be executed and delivered by Licensor pursuant hereto or in connection with the transactions contemplated hereby or thereby, and to consummate the transactions contemplated hereby and thereby. All acts and other proceedings required to be taken by Licensor to authorize the execution, delivery and performance of this Agreement and the Related Documents of which it is a party, and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken.

D. Title to Assets. Licensor has, and there shall vest in Licensee, good, indefeasible and marketable title to the Assets free and clear of all debts, claims, liens, encumbrances, charges, equities, restrictions, or any other imperfections of title whatsoever (including without limitation any federal, state, or municipal tax liens for taxes).

E. Valid and Binding. This Agreement and the other agreements contemplated hereby are legal, valid and binding obligations of the Licensor enforceable against it in accordance with their respective terms.

F. Condition of Assets. As of the Effective Date, all Assets are in reasonable working condition given their age, appearance and prior use. Licensor pledges to maintain and keep the Assets in good working order during the Term of this Agreement. None of the Assets have been affected in any way as a result of fire, explosion or other casualty (whether or not covered by insurance).

G. Disclosure. No representation or warranty made by Licensor in this Agreement, and no statement contained in any exhibit hereto furnished by the Licensor or in any certificate or other instrument to be furnished by Licensor in connection with this Agreement, or the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state all material facts which are

necessary in order to make the statements contained therein not misleading; all software and systems are licensed as-is, with no conditions or warranty.

H. Compliance with Laws. Licensor's Assets are in substantial compliance, provided that no lack of compliance has or will have any materially adverse effect, in respect of Licensor's operations, equipment, other property, practices and all other aspects of its business, with all laws, ordinances, regulations, orders, judgments, rules and decrees of all governmental authorities, including but not limited to those relating to zoning, solid waste management, protection of the environment, and occupational safety and health, which have any application to the operations of Licensor, and Licensor has obtained and possesses all permits and licenses necessary for it to conduct its business as heretofore conducted.

I. Accredited Investors. Licensor represents that it is an "accredited investor" as such term is defined in Regulation D under the Securities Act of 1933, as amended (the "Act").

J. Resale of Licensee Units. Licensor understands and acknowledges that (i) it may not be able to resell readily the Licensee's Units purchased hereunder because, (A) the Units have not been registered under the Act and, therefore, the Units can only be resold if they are subsequently registered under the Act or an exemption from such registration is available; and (B) the Licensee has not agreed to register any of such Units for resale under the Act; (ii) the issuance of the Units is intended to be exempt from the registration requirements of the Act. No aspect of this Agreement has been reviewed by the Securities and Exchange Commission or the securities regulatory authorities of any state.

K. Own Account. Licensor is acquiring the Units for its own account and not on behalf of other persons, for investment purposes, and not with a view to distribution or resale to others; Licensor is not participating, directly or indirectly, in an underwriting of any such distribution or other transfer of the Units; and Licensor understands that the Licensee is relying upon the truth and accuracy of this representation and warranty.

L. Taxes.

(a) Licensor has filed or will timely file all tax returns required by applicable law to be filed by it for all tax periods, both pre-closing and post-closing and such tax returns that have been filed are, and those tax returns to be filed will be, true, correct and complete in all respects. All taxes that Licensor is or was required by law to withhold, deposit or collect have been duly withheld, deposited or collected and, to the extent required, have been paid to the relevant tax authority.

(b) There are no ongoing tax audits of Licensor and Licensor has not been notified, formally or informally, by any tax authority, nor is Licensor otherwise aware, that any such audit is contemplated, threatened or pending. No information regarding any tax matter has been requested by any tax authority and no issue has been raised or is currently pending by any tax authority in connection with any of the tax returns of Licensor, and Licensor recognizes that Licensee has no liability for and will not make any remittances for any tax liability of Licensor.

(c) There are no claims, investigations, actions or proceedings pending or, to the knowledge of the Licensor, threatened, against Licensor by any tax authority for any past due taxes with respect to which Licensor would be liable. There has been no waiver of any applicable statute of limitations nor any consent for the extension of the time for the assessment of any tax against Licensor.

(d) Licensor is not delinquent in the payment of any amount of taxes and has not received written notice that there are any tax liens upon any property or assets of Licensor.

(e) Licensor has not ever been a party to any tax sharing agreements, tax indemnity agreements or other similar tax sharing arrangements.

(f) No claim has ever been received from an authority in a jurisdiction where Licensor does not file tax returns that Licensor is or may be subject to taxation by that jurisdiction.

M. Software Programs.

(a) All personnel, including employees, agents, consultants, and contractors, who have

contributed to or participated in the conception and development of the Assets on behalf of Licensor either (A) have been party to a "work-for-hire" arrangement or agreement with Licensor in accordance with applicable laws, that has accorded Licensor full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising, or (B) have executed appropriate instruments of assignment in favor of Licensor as assignee that have conveyed to Licensor full, effective, and exclusive ownership of all tangible and intangible property thereby arising;

(b) None of the Licensed Intellectual Property is in the public domain and Licensor has not received any notice to the contrary;

(c) Except for continuing obligations under third party licenses (the "Licensed Programs"), Licensor at completion of the terms above will own all right, title and interest (including without limitation all Intellectual Property rights) in and with respect to the programs and property listed on the Bill of Sale, (c) and no royalties or other payments are due to any person or other entity with respect to any thereof;

(d) With respect to the Licensed Intellectual Property, (i) Licensor has delivered, will deliver, or will make available to the Licensee true and complete copies of all program documentation (the "Program Documentation" and "Programs") with respect thereto, (ii) such delivered Program Documentation represents all documentation necessary to enforce Licensor's proprietary rights in such Programs; (iii) the Program Documentation includes the source code, system documentation, statements of principles of operation, and schematics for all Programs, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer and to support all current and prior releases of the Programs; (iv) the Program Documentation also includes any program (including compilers), "workbenches," tools, and higher level (or "proprietary") language used for the development, maintenance, and implementation of the Programs; and (v) each Program performs substantially in accordance with the Program Documentation with respect to the most recent release for each such Program;

(e) Licensor has all rights necessary to use the Licensed Programs in the business as currently conducted and have made any and all required payments in connection with its rights to use the Licensed Programs;

(f) Other than the Licensed Programs, the Programs and Program Documentation contain no programming or materials in which any third party may claim superior, joint or common ownership, including any right or license; additionally the Programs and Program Documentation do not contain derivative works of any programming or materials not owned in their entirety by Licensor and the use or exploitation of the Programs or Program Documentation does not infringe the rights of any other person, firm, corporation, government or governmental or public agency; Licensee understands and agrees that of the works and systems utilized by the Licensor, the works are not wholly independent of 3rd party libraries or services and will require third party hosting, analytics services, or other software memberships to utilize the works in their original form.

(g) Licensor has not granted, transferred or assigned any right or interest in, and no third party has the right to use or exploit, or, to the knowledge of Licensor, is using or exploiting, any of, the Programs, the Program Documentation or the Intellectual Property Rights to any person, except pursuant to a valid and enforceable software contract ("Software Contracts") with Licensor, and such contracts shall become the property of the Licensee upon the signing of this Agreement;

(h) All Software contracts which constitute licenses and sublicenses by Licensor to others constitute only end-user agreements, each of which grants the end-user thereunder solely the nonexclusive right and license to use an identified Program and related user documentation, for internal purposes only;

(i) There are no contracts, agreements, licenses and other commitments and arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Programs, the Program Documentation or the Intellectual Property Rights by any independent salesperson, distributor, sublicensor or other remarketer or sales organization; except for in the case of the user database, in which licenses have been

made to crowdfunding platforms. The Licensor shall maintain the right to utilize the database for its own use so long as it does not compete directly with the Licensor's advisory business, as well as Licensor may license the database to crowdfunding platforms and audiences for crowdfunding campaign marketing so long as the platforms or marketing entities do not offer services similar to the Licensee as of date of signature until the full license has been acquired by the Licensee per the terms of the agreement.

(j) All Programs perform substantially in accordance with Licensor's use manuals, if any, as published on the date hereof for such Programs.

(k) All identifiable Intellectual Property Rights (including where applicable for each such Intellectual Property Right the registration, serial or patent number, the country, the filing and expiration date and the title, mark or class thereof) relating to the business.

(l) All present and prior versions of the Programs are protected by valid and subsisting statutory copyrights. In no instance has the eligibility of the Programs for protection under applicable copyright law been forfeited to the public domain by omission of any required notice or any other action or inaction.

(m) All source code and technical documentation relating to the Programs and Proprietary Information (1) have at all times been maintained in confidence and (2) have been disclosed by Licensor only to employees and consultants having a "need to know" the contents thereof in connection with the performance of their duties to Licensor.

(n) To the knowledge of the Licensor, no claims of infringement or other wrongful act have been asserted by any person with respect to the use by Licensor of any Intellectual Property Rights or Proprietary Information used in the business, and to the best of Licensor's knowledge there is no valid basis for any such claim. Licensor has not, nor has it been alleged to have, infringed upon any Intellectual Property Rights of any other person or misappropriated or misused any Proprietary Information of any other person (whether or not related to the business). Licensor has not asserted any claim of infringement, misappropriation or misuse with respect to any of its assets, nor is the Licensor aware of any basis on which to allege such an infringement, misappropriation or misuse. None of the Licensor is aware that any person is using or attempting to use any of Licensor's assets, except pursuant to written permission of Licensor granted in the ordinary course of business.

N. Legal Matters.

(a) Compliance.

(i) To the knowledge of Licensor, Licensor is in compliance with all applicable laws, except where the failure to be so in compliance would not have a material adverse effect on the business;

(ii) Licensor has not received any written communication from any person or governmental entity that alleges that Licensor is not in compliance with applicable laws;

O. Licenses; Permits. Licensor has duly obtained and now holds all licenses, permits and authorizations issued or granted by national, regional, state or local government authorities or agencies which are necessary or desirable for the conduct of the business by Licensor. Licensor has complied in all material respects with all requirements in connection therewith and the same will not be subject to suspension, modification or revocation as a result of this Agreement or the consummation of the transactions contemplated hereby

P. Litigation.

(a) There is no action, proceeding or investigation pending or, to the best knowledge of Licensor, threatened:

(i) which is or may be brought against or which involves Licensor or the business

or which arises from any act or omission by any present or former officer, director, agent or employee of Licensor;

(ii) which questions or challenges the validity of, or seeks damages or equitable relief on the basis of, this Agreement or any action taken or to be taken by any Licensor pursuant to this Agreement or in connection with the transactions contemplated hereby; or

(iii) which might affect the right of the Licensee after March 31, 2021 to own the Assets or to conduct the business as presently conducted;

nor to the knowledge of Licensor is there any valid basis for any such action, proceeding or investigation.

(b) Licensor knows of no facts that could reasonably be expected to serve as the basis for any action, proceeding or investigation against Licensor (or the Licensee upon acquisition of the Assets), its present or former directors, officers, or employees, affecting, involving or relating to the business or the Assets.

Q. Court Orders, Decrees, and Laws. There is no outstanding or, to the best knowledge of Licensor, threatened order, writ, injunction, or decree of any court, governmental agency, or arbitration tribunal against Licensor affecting, involving or relating to the business. Licensor is not in violation of any applicable federal, state or local law, regulation, ordinance, zoning requirement, governmental restriction, order, judgment or decree affecting, involving or relating to the business except where noncompliance has no, and will not have a, material adverse effect on the business (including under ownership by the Licensee), and Licensor has not received any notices of any allegation of any such violation. The foregoing shall be deemed to include laws and regulations relating to the federal patent, copyright, and trademark laws, trade secret an unfair competition laws, and to all other applicable laws, including equal opportunity, wage and hour, and other employment matters, and antitrust and trade regulations, safety, environmental, antipollution, building, zoning or health laws, ordinances and regulations

Section 5. Miscellaneous

5.1. Modifications to Agreement. This Agreement may be modified only in writing that specifically refers to this Agreement and which is signed by an authorized representative of each party.

5.2. Notices. Unless otherwise set forth in this Agreement, any notice required or permitted to be given by any party herein to another party shall be sent by facsimile or mailed by a recognized courier service such as Federal Express and addressed to the other party at such other address as such party shall hereafter furnish to the other parties in writing.

5.3. Law Governing the Agreement; Venue. This Agreement shall be governed in all respects (including matters of construction, validity, and performance) by the internal laws of the State of Delaware, without giving effect to Delaware principles of conflicts of law. In the event that either party brings any action under this Agreement, the parties hereby irrevocably submit to the exclusive jurisdiction of the federal courts of the United States located in the Texas and the state courts of Texas with regard to any action, suit, proceeding, claim or counterclaim initiated under this Agreement.

5.4. Specific Performance. The parties hereto recognize that any breach of the terms this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that any non-breaching party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages. If specific performance is elected as a remedy hereunder, such remedy shall be in addition to any other remedies available at law or equity.

5.5. Severability. In the event any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been part of this Agreement.

5.6. Force Majeure. No party hereunder shall be responsible to another party for any loss or damage caused by delay in performance or failure to perform in whole or in part hereunder when such delay or failure is attributable to events beyond that party's control, including, without limitation, sabotage, labor disputes,

or acts of terrorism.

5.7. Waiver. All waivers of any rights or breach hereunder must be in writing to be effective, and no failure to enforce any right or provision shall be deemed to be a waiver of the same or other right or provision on that or any other occasion.

5.8. Further Assurances. The parties agree to execute, acknowledge and deliver all such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the intent and purposes of this Agreement.

5.9. Assignment. This Agreement may be assigned or transferred (including, without limitation, through an asset sale, stock sale, merger or the like) in whole or in part by Licensee upon written notice to Licensor in the case that the Licensor is made whole for the entirty of this agreement fully upon the effect of the transfer or as a condition of the transfer. Licensor shall have the right to assign this Agreement upon written notice to Licensee of such assignment.

5.10. Succession. This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns. This contract will not be considered valid in the event of dissolution or inoperability of the Licensee, nor will it carry forward for an acquisition of the Licensor or as an asset sale except in the case that the Licensor is made whole for the entirety of the agreement.

5.11. Entire Agreement. This Agreement constitutes the entire agreement of the parties, and supersedes any prior or contemporaneous agreements between the parties, with respect to the subject of this Agreement. The parties will be bound only by a writing that memorializes this Agreement and which is signed by an authorized representative of each party.

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IN WITNESS WHEREOF, the undersigned hereby execute this License and Purchase Agreement as of the Effective Date.

NEWCHIP INC.

DocuSigned by:
Ryan Rafols
By: 90CBA83EF1A8458...
Name: Ryan Rafols
Title: CEO

KINGSCROWD LLC

DocuSigned by:
Chris Lustrino
By: 81496356CA20444...
Name: Chris Lustrino
Title: Founder & CEO

EXHIBIT A:

Itemized List of All Software & Systems-

EXHIBIT B:

WARRANT 2 YEAR TERM